Exhibit 10.3
SCR-Tech Sale and Share Ownership Reconciliation Agreement
          This SCR-Tech Sale and Share Ownership Reconciliation (this “Agreement”) is entered into effective February 12, 2008 (the “Effective Date”) between The Robert M. Worsley and Christi M. Worsley Revocable Trust (“Stockholder”) and Renegy Holdings, Inc. (“Renegy”) (each a “Party” and together, the “Parties”).
          Whereas Stockholder, Renegy and various affiliates entered into a Contribution and Merger Agreement dated as of May 8, 2007, as amended (the “CMA”);
          Whereas the CMA provided that the shares of the common stock of Renegy held by Stockholder shall be reduced in the event of the sale of SCR-Tech, LLC together with CESI-Tech Technologies, Inc. and CESI-SCR, Inc. (collectively “SCR-Tech”) above an agreed threshold (the “Threshold”) before December 31, 2007;
          Whereas a sale of SCR-Tech was consummated on November 7, 2007;
          Whereas the sale proceeds, net of expenses and adjustments as provided in the CMA, resulted in proceeds above the Threshold of $1,836,682.80 (the “Excess Net Proceeds”);
          Whereas the CMA provided that the shares of the common stock of Renegy held by Stockholder shall be reduced by 0.8% for each $1 million of net proceeds above the Threshold;
          Whereas Stockholder and Renegy desire to document the amount of shares held by Stockholder which shall be reduced as a result of the Excess Net Proceeds;
          Now, therefore, Stockholder and Renegy agree as follows:
1. Excess Net Proceeds and Reduction in Shares.
          Stockholder and Renegy confirm and agree that the Excess Net Proceeds total $1,836,682.80 and that the Excess Net Proceeds shall result in a reduction in the shares held by Stockholder of 220,891 shares, such that the 3,774,048 shares of common stock of Renegy held by Stockholder as of the date of this Agreement shall be reduced to a total of 3,553,157 shares.
2. Correction of Stock Certificate.
          The Parties shall fully cooperate to exchange any stock certificate representing the shares of common stock of Renegy held by Stockholder to reflect the ownership of shares of common stock of Renegy as set forth in Section 1 of this Agreement. Renegy’s books and records shall reflect the reduction in shares effective as of the date of this Agreement.

3. Notices.
     All notices, requests, claims and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or by overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by notice from such party):

(a)	If to Renegy, to
Renegy Holdings, Inc.
301 West Warner Road, Suite 132
Tempe, Arizona 85284
Attention: Robert W. Zack, CFO

(b)	If to Stockholder, to:
Robert M. Worsley and Christi M. Worsley Revocable Trust
3418 N. Val Vista Drive
Mesa, Arizona 85213
Attention: Robert M. Worsley
4. Counterparts; Facsimile Signatures.
          This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party. This Agreement may be signed by facsimile signatures, each of which shall be deemed to be original signatures.
5. Entire Agreement.
          This Agreement and the other agreements referred to herein constitute the entire agreement among the parties regarding the subject matter of this Agreement.
6. Governing Law.
          This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of any laws that might otherwise govern under applicable principles of conflicts of laws thereof.
7. Assignment.
     Neither this Agreement nor any right, interest or obligation hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of the other Party. Subject to the preceding sentence of this Section 7, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective legal successors and permitted assigns.

8. Amendments; Waiver.
          This Agreement may not be amended or modified except by written agreement of the Parties hereto. No breach of any covenant, agreement, representation or warranty made herein shall be deemed waived unless expressly waived in writing by the party who might assert such breach.
9. Jurisdiction and Venue.
          Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the Delaware Court of Chancery and any state appellate court therefrom (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, in any federal court located in the State of Delaware or any Delaware state court), and each of the Parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waivers, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.
10. Remedies; Attorneys’ Fees.
          The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms or were otherwise breached and thus each Party shall be entitled to injunctive relief to prevent any breach of this Agreement and to specifically enforce this Agreement. In addition to any other remedies available to a Party hereunder, the Party prevailing in any litigation regarding this Agreement shall be entitled to an award of attorneys’ fees and costs arising from such litigation.
11. Severability.
          Each provision of this Agreement will be interpreted so as to be effective and valid under applicable law, but if any provision is held invalid, illegal or unenforceable under applicable law in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been included herein.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

RENEGY

RENEGY HOLDINGS, INC.
a Delaware corporation

By:	/s/ Robert W. Zack

Name:	Robert W. Zack

Title:	Executive Vice President and CFO

STOCKHOLDER

ROBERT M. WORSLEY AND CHRISTI M. WORSLEY REVOCABLE TRUST

By:	/s/ Robert M. Worsley

Name:	Robert M. Worsley

Title:	Trustee

By:	/s/ Christi M. Worsley

Name:	Christi M. Worsley

Title:	Trustee

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